Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Juno Therapeutics, Inc. 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan of our reports dated March 1, 2017, with respect to the consolidated financial statements of Juno Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Juno Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Seattle, Washington
March 1, 2017